UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 29, 2025

Perpetua Resources Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-39918	98-1040943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 S. 8th Street, Ste. 201 Boise, Idaho	83702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 901-3060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	PPTA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2025, Perpetua Resources Idaho, Inc. (“PRII”), a wholly owned subsidiary of Perpetua Resources Corp. (the “Company”), entered into a camp supply and installation agreement (the “Agreement”) with ATCO Structures & Logistics (USA) Inc. (“ATCO”) for the design, construction and installation of a 1,010-person turnkey camp accommodation and site package (the “Facilities”) for the Company’s Stibnite Gold Project (the “Project”). Unless defined herein, capitalized terms have the same meanings as in the Agreement. Except for certain specified owner and third-party work outlined in the Agreement, the work to be performed by ATCO includes all of the work required for the procurement of all camp infrastructure, transportation and delivery of materials to the site, performance of all site preparation, installation, and utility tie-ins, and commissioning of the facilities for occupancy. ATCO is obligated to perform its work in accordance with good engineering and construction practices and applicable laws, codes and standards. ATCO bears risk of loss of the Work until substantial completion of the applicable milestone, subject to certain exceptions set forth in the Agreement.

Under the Agreement, PRII agreed to pay to ATCO a contract price of $131.7 million (the “Contract Price”) for the Work under the Agreement. The Agreement includes standard provisions allowing for equitable adjustments to the Contract Price, including in connection with certain tax events, scope modifications, or demobilization exclusions at PRII’s election. If ATCO fails to achieve substantial completion of the applicable portion of the work prior to September 24, 2026 (as may be adjusted pursuant to the terms of the Agreement), ATCO will be liable for liquidated damages up to a specified cap. ATCO is also required to furnish a performance bond for a portion of the Contract Price. PRII is responsible for certain costs related to the bond.

In the event of an uncured default by ATCO, PRII may terminate the Agreement and will have the right, but not the obligation, to exclude ATCO from the Site and take possession of all materials thereon owned by PRII; accept assignment of Subcontracts; and finish the Work by whatever reasonable method PRII may deem expedient. Following termination for cause, ATCO would be liable to PRII for damages and excess costs incurred by PRII to complete construction. PRII also has the right to terminate the Agreement for convenience. If PRII fails to cure a default within the requisite cure period after ATCO provides notice thereof to PRII, and if no specified lender cures such default after notice thereof, ATCO may wind down operations and seek payment pursuant to the terms of the Agreement. PRII may terminate the Agreement for convenience by giving 30 days’ notice to ATCO. In the event of a termination for convenience, PRII would be obligated to pay ATCO for Work properly executed and materials satisfactorily supplied; costs incurred in terminating, preserving and protecting the Work; and demobilization costs.

The Agreement includes customary indemnification, limitation of liability, insurance, reporting, and dispute resolution provisions. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed (with certain portions redacted in accordance with Item 601(b)(1)(iv) of Regulation S-K) as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

10.1*#	Camp Supply and Installation Agreement, made and executed as of August 29, 2025, by and between Perpetua Resources Idaho, Inc. and ATCO Structures & Logistics (USA) Inc.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

#	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish to the SEC a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUA RESOURCES CORP.

Dated: September 5, 2025	By:	/s/ Jessica Largent
Jessica Largent
Chief Financial Officer